Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-139996, 333-112010, 333-105781, 333-105516, 333-38932, 333-77823, 333-47003, 333-38940, 333-30647 and 333-174922, Form S-3 Nos. 333-158502, 333-142083, 333-133252, 333-46067, 333-180608 and Form S-4 No. 333-170834) of MasTec, Inc. of our reports dated February 28, 2013 relating to the consolidated financial statements and the effectiveness of MasTec, Inc.’s internal control over financial reporting which appear in MasTec, Inc.’s annual report on Form 10-K for the year ended December 31, 2012.

/s/ BDO USA, LLP

Miami, Florida
February 28, 2013